EXHIBIT #10.19

2008 EXECUTIVE INCENTIVE COMPENSATION PROGRAM

An Executive Incentive Compensation Program ("Program") was implemented in January of 2003. This Program pays incentives to the members of the Executive Management team for Camden National Corporation (the "Company"), Camden National Bank and Acadia Trust N.A. This Program is an integral part of an overall management strategy that enables the CEO of the Company to encourage executives to reach the fiscal targets in strategic and operating plans.

The incentive is based on net income before taxes (NIBT).   The Program is set up so the incentive pool is added to target NIBT, so the incentive pool is funded through increasing NIBT above the target level.  This ensures the shareholders that they receive the results that were originally planned.  The Program will pay out incrementally when the named company hits 96% of budgeted NIBT. No incentive is paid if NIBT does not reach 96%. The incentives increase incrementally up to 110% of NIBT where it is capped. Each month an updated grid is produced showing current and projected NIBT results for each company.

Each executive has a targeted incentive percentage based on that position’s contribution to the overall results of the Company. An executive must have an overall satisfactory performance rating on their individual performance and goals before that executive is eligible to participate in the Program.  Each executive’s payout will be based 60% on the named company’s financial results (per the model) and 40% on each individual executive’s attainment of their own goals as measured by the CEO of the Company.

After the Company’s independent registered public accounting firm reviews the year-end financial results, and the CEO and Compensation Committee have reviewed each individual’s performance, the incentive amount, if any, will be distributed.

The Compensation Committee reserves the right to modify the Executive Incentive Compensation Program if unexpected anomalies result during the application of the pre-defined grid.